Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

F-STAR THERAPEUTICS, INC.

(Name of Subject Company)

SINO BIOPHARMACEUTICAL LIMITED,

INVOX PHARMA LIMITED

and

FENNEC ACQUISITION INCORPORATED

(Names of Filing Persons (Offerors))

Table 1 – Transaction Value

	Transaction Valuation*	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$157,059,092	0.0000927	$14,559
Fees Previously Paid	$0		$0
Total Transaction Valuation	$157,059,092
Total Fees Due for Filing			$14,559
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fees Due			$14,559

* The transaction value is estimated for purposes of calculating the amount of the filing fee only. The calculation is based on the offer to purchase all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of F-star Therapeutics, Inc., a Delaware corporation (“Company”), at $7.12 per share, payable net to the holder in cash, without interest, subject to any withholding taxes required by applicable law. Such Shares consist of (A) 21,584,723 Shares outstanding as of June 22, 2022, to be acquired at $7.12 per share; (B) 803,267 shares of common stock underlying options to purchase Shares as of June 22, 2022 with an exercise price below $7.12, to be acquired at a price equal to the difference between (i) $7.12 and (ii) $4.91 (the weighted-average exercise price of such options); (C) 29,565 shares of common stock underlying options to purchase Shares as of June 22, 2022 with an exercise price below $7.12, to be acquired at a price equal to the difference between (i) $7.12 and (ii) $2.91 (the weighted-average exercise price of such options); and (D) 207,328 shares of common stock issuable pursuant to outstanding restricted stock units to be acquired at a price equal to $7.12, in each case based on information provided by the Company and its outside counsel.

** The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2022 beginning on October 1, 2021, issued August 22, 2021, by multiplying the transaction value by 0.0000927.